22 September 2006

- EXH 4-16

COPY

DYNAMOTIVE ENERGY SYSTEMS CORPORATION

PENDANA LIMITED BVI

DYNAMOTIVE EUROPE LIMITED

JOINT VENTURE AGREEMENT

- relating to -

DYNAMOTIVE EUROPE LIMITED

Macfarlanes
10 Norwich Street
London EC4A 1BD

CONTENTS

JOINT VENTURE AGREEMENT

DATE 2006

PARTIES

1 **DYNAMOTIVE ENERGY SYSTEMS CORPORATION** a British Columbia corporation, with offices at Suite 230-1700 West 75th Ave., Vancouver, British Columbia, Canada V6P 6G2 (**"DESC"**)

2 **PENDANA LIMITED BVI** (registered in the British Virgin Islands under number 547266) whose registered office is at Palm Grove House, PO Box 438, Road Town, Tortola BVI or its nominee (**"PENDANA"**)

3 **DYNAMOTIVE EUROPE LIMITED** (registered in England and Wales under number 03244426) whose registered office is at c/o Wolfson Associates, Third Floor, 314 Regents Park Road Finchley, London N3 2LT ("the Company")

INTRODUCTION

A DESC and Pendana have agreed that the Company be established as a joint venture for the purpose of carrying on the Business.

B The Company is a private company limited by shares. Further particulars relating to the Company are set out in Schedule 1.

C DESC and Pendana signed a heads of agreement on February 28, 2006 which contemplates Pendana acquiring 20% of the Company. This Agreement supercedes those heads of agreement.

E DESC and Pendana have entered into this Agreement in order to regulate the relationship between them as shareholders in the Company.

F. Pursuant to this Agreement, DESC has issued 2,332,361 shares and related warrants in the name of Pendana and for which Pendana has paid US$2,000,000.

AGREEMENT

1 Definitions, interpretation and third party rights

1.1 The Introduction and Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement shall include the Introduction and Schedules.

1.2 In this Agreement the following words and expressions shall have the following meanings:-

the Agreed Form: the form agreed between and signed by or on behalf of DESC and Pendana;

the Articles: the articles of association of the Company in the Agreed Form marked "A" to be adopted by the Company at or immediately prior to

Completion as amended and/or replaced from time to time in accordance with this Agreement;

the Board: the board of directors of the Company;

the Business: the business of the Company as described in Clause 3 and such other business as the Shareholders may from time to time agree in writing should be carried on by the Company;

Business Day: any day other than a Saturday, Sunday or any other day which is a public holiday in England;

the Companies Acts: the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1993;

Completion: completion of this Agreement in accordance with Clause 2;

the Completion Date: the date of this Agreement;

Director: any director for the time being of the Company including, where applicable, any alternate director;

Group Company: in relation to any Shareholder, a subsidiary of that Shareholder, a holding company of that Shareholder or a subsidiary of a holding company of that Shareholder;

Group Member: in relation to any Party, a member of a group of companies (as defined for the purpose of Chapter IV of Part X of Taxes Act 1988) of which that Party is also a member;

Group Relief: the relief given pursuant to Taxes Act 1988 section 402(2);

Net Profit: those earnings of Pendana attributable the financing of the projects of the Company after all reasonable direct costs of Pendana have been applied, including but not limited to depreciation, relevant taxation, amortization, and interest charged;

the Parties: the parties to this Agreement from time to time (whether by virtue of having executed this Agreement or having entered into a Deed of Adherence) and "**Party**" shall be construed accordingly;

Quarter Day: means the last day in the third, sixth and ninth months following the accounting reference date of the Company;

the Shareholders: DESC and Pendana or, in respect of each of them, any person to whom shares in the Company have been transferred by them in accordance with the provisions of this Agreement;

Shares: the Ordinary Shares of £1 each in the capital of the Company;

Taxes Act 1988: Income and Corporation Taxes Act 1988;

a third party: any person other than the Parties.

1.3 In this Agreement (unless the context requires otherwise):-

1.3.1 words and expressions which are defined in the Companies Acts shall have the same meanings as are ascribed to them in the Companies Acts;

1.3.2 any question as to whether a person is connected with or controlled by any other person shall be determined in accordance with the provisions of Taxes Act 1988 section 839 (excluding sub-section (7) thereof) and Taxes Act 1988 section 840 respectively;

1.3.3 any reference to a statute, statutory provision or subordinate legislation (**"legislation"**) shall (except where the context requires otherwise) be construed as referring to:-

1.3.3.1 such legislation as amended and in force from time to time and to any legislation which (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation; and

1.3.3.2 any former legislation which it re-enacts, consolidates or enacts in rewritten form;

1.3.4 any gender includes a reference to the other genders;

1.3.5 any reference to the Introduction, a Clause or Schedule is to the Introduction, a Clause or Schedule (as the case may be) of or to this Agreement;

1.3.6 any reference to any other document is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

1.3.7 any reference to a **"person"** includes a natural person, partnership, company, body corporate, association, organisation, government, state, foundation and trust (in each case whether or not having separate legal personality);

1.3.8 any phrase introduced by the terms **"including"**, **"include"**, **"in particular"** or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

1.3.9 any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.4 The index and Clause headings contained in this Agreement are included for convenience only and do not affect the interpretation of this Agreement.

1.5 The Parties agree that, subject always to and save as expressly provided in the provisions of this Clause 1.5, Clause 14.3 (new Shareholder who enters into a

Deed of Adherence) and Clause 19.1 (successors to, and assignees of, the Parties):-

1.5.1 no term of this Agreement shall be enforceable by a third party; and

1.5.2 notwithstanding that any term of this Agreement may be or become enforceable by a third party, the terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled, rescinded or terminated by agreement in writing between the Parties without the consent of any such third party.

2 Completion

2.1 Completion shall take place on the Completion Date at 10 Norwich Street, London EC4A 1BD.

2.2 On Completion:-

2.2.1 Pendana shall sign and deliver an application for one Share at par accompanied by payment for that share in full;

2.2.2 DESC shall sign and deliver an application for two Shares at par accompanied by payment for those shares in full;

2.2.3 For greater clarity, upon the completion of 2.2.1 and 2.2.2, DESC will own 80% of the issued shares of DEL and Pendana will own 20% of the issued shares of DEL;

2.2.4 the resolutions in writing in the Agreed Form marked "C" shall be signed by all the Company's then directors and shall accordingly be valid and effectual as if they had been passed at a meeting of the Board;

2.2.5 an Extraordinary General Meeting of the Company shall be held at which the resolutions of the Company set out in the Notice of Extraordinary General Meeting in the Agreed Form marked "D" (including in relation to the adoption of the Articles) shall be duly passed;

2.2.6 the Company shall allot to Pendana and DESC the Shares applied for by it pursuant to Clauses 2.2.1 and 2.2.2, and the Board shall procure that the names of DESC and Pendana are entered in the Register of Members of the Company as holders of the Shares applied for by and allotted to them and shall procure the issue and delivery to them of duly executed share certificates in respect of those Shares; and

2.2.7 DESC shall enter into the Agreed Form marked "E" whereby it shall loan US$2,000,000 to the Company, which monies may only be used for such purposes as may be defined therein.

2.2.8 DESC will issue 2,000,000 DESC Common Stock Purchase Warrants to Kaupthing Bank Luxembourg S.A. on behalf of Pendana, such warrants allowing Pendana to subscribe for further shares at a price of US$1.2375 per share, valid until February 28, 2007.

3 Business of the Company

3.1 The Company shall carry on the business of undertaking projects for the development of biooil based energy projects within Europe, including a biomass resource programme and a "greenhouse gas" credits programme.

3.2 The Parties shall together work on and agree a business plan as a matter of priority after execution of this Agreement. The business plan shall include, but not be limited to:

3.2.1 Financial Milestone Targets for the purposes of the profit sharing arrangement set out in Clause 11;

3.2.2 a budget for developing the Business in Europe; and

3.2.3 the manner of funding such activities and the anticipated sources of capital required.

3.3 The Parties intend and acknowledge that the loan monies paid by DESC pursuant to Clause 2.2.7 shall be used only for the direct purposes of funding those projects identified in the Business Plan from time to time. The Shareholders hereby undertake that they shall not at their discretion elect to apply such monies for other purposes including in order to reduce of Company debt.

3.4 Each of the Shareholders shall have representatives as required signatories of the Company's bank account

4 Premises

It is intended that the Company shall have its headquarters at the offices of Consensus Business Group, 35 Park Lane, London. The terms on which the Company shall occupy its headquarters will be agreed between the Parties. Pendana or a related company is to cover the rental cost.

5 Board of Directors and proceedings of Directors

5.1 The maximum number of Directors holding office at any time shall be six unless otherwise expressly agreed in writing by the Shareholders.

5.2 Subject to Clause 5.3, the quorum necessary for the transaction of business at a Board meeting shall be two Directors, including (where relevant) a Pendana-appointed Director. Provided that Pendana holds ten per cent or more of the issued share capital of the Company, then Pendana shall have the right to appoint two Directors.

5.3 Notwithstanding Clause 5.2, for the period of ten Business Days from Completion a resolution in writing signed by a sole continuing director shall be valid and effectual as if it had been passed at a quorate Board Meeting.

5.4 It is envisaged that board meetings shall be held quarterly, the first such meeting to be held in London on September 21, 2006 unless or as mutually agreed by the Parties.

5.5 Such quarterly board meeting may be conducted via telephone conference call, provided that at least one board meeting a year take place in person.

5.6 The Company shall send to each Director:

5.6.1 not less than 25 Business Days' clear notice of each meeting of the Board or of a committee of the Board or of a meeting of the directors (or committee thereof) of any member of the Group of which that Director is a director or to which representatives have been appointed and an agenda of the business to be transacted at the meeting (together with all papers to be circulated or presented to it), although meetings may be held on a shorter period of notice with the prior agreement of the Directors entitled to attend that meeting; and

5.6.2 as soon as practicable after each such meeting a draft of the minutes of such meeting (together with all papers referred to in them).

5.7 Subject only to the provisions of Clause 6 and to the Articles, matters of business arising at any meeting of the Board shall be decided by a majority of votes and, in accordance with the Articles, in the case of an equality of votes the Chairman shall not have a second or casting vote.

6 Undertakings in relation to the Company and any subsidiaries

6.1 Each of the Shareholders hereby agrees that the matters set out in Part 1 of Schedule 2 shall only be undertaken in relation to the Company or any subsidiary of the Company from time to time with the prior written approval of the Shareholders.

6.2 Each of the Parties hereby agrees that the matters set out in Part 2 of Schedule 2 shall only be undertaken in relation to the Company or any subsidiary of the Company from time to time with the prior written approval of at least two Directors of which (where relevant) one shall be the Pendana-appointed Director.

6.3 Where a Shareholder or a person controlled by or connected with any such Shareholder (for the purposes of this Clause "a relevant person") is a party to a contract with the Company or a subsidiary of the Company and such relevant person is in breach of such contract:-

6.3.1 the Company or (as the case may be) its subsidiary shall be entitled to and shall enforce its rights under such contract;

6.3.2 to that end the Parties agree that any Directors appointed by such Shareholder shall have no part (whether through the exercise of voting rights at meetings of the Board or otherwise) in the conduct of any proceedings taken by the Company or (as the case may be) its subsidiary for the purposes of such enforcement;

6.3.3 notwithstanding the provisions of Clause 6.2, the Directors appointed by the other Shareholder shall have full conduct of such proceedings; and

6.3.4 notwithstanding the provisions of Article 5.2, the Directors appointed by the other Shareholder shall be entitled to constitute a quorum at any Board Meeting convened for the purpose of considering such proceedings.

6.4 The Company shall (and shall ensure that any of its subsidiaries from time to time shall) at all times maintain proper and up-to-date accounting and financial control systems and records in relation to its business and affairs and that such records are available for inspection during normal business hours by the Shareholders.

6.5 The Company shall ensure that its business and the business of each of its subsidiaries from time to time shall be managed and shall comply with all applicable laws, bye-laws, rules, regulations and codes of conduct and with the terms of any contract or agreement to which it is a party and that it shall (and that each of its subsidiaries from time to time shall) maintain all licences, consents and authorisations which are required for the conduct of any such business from time to time.

6.6 The Company shall (and shall ensure that any of its subsidiaries from time to time shall) seek to protect its rights in intellectual property including, amongst other things, registering such rights (where appropriate) and bringing proceedings for their infringement.

6.7 The Company shall obtain insurance in respect of itself and any of its subsidiaries from time to time with an insurance office of repute and keep it and them so insured at all times against appropriate risks to the extent and in accordance with good commercial practice (such insurance to include cover against any liability of the directors of the Company or their respective alternates in the lawful performance of their respective duties and loss of profits insurance).

7 Pendana Rights

7.1 In the event that the Company wishes to seek further debt or equity funding to finance a specific project or projects at any time following the date of this Agreement, the Company shall first offer in writing to Pendana the opportunity to provide such funding. Pendana shall have a period of 15 days from the date of receipt of such notice within which to accept in principle subject to contract and due diligence or decline to provide such funding,

7.2 If Pendana accepts to provide the funding identified in Clause 7.1 above, the Parties shall negotiate in good faith and on an exclusive basis, terms for the same for a further period of 30 days with effect from the date upon which Pendana notifies the Company in writing that it wishes to provide the funding.

8 Payments without deduction of tax and indemnity

8.1 The Company shall make payments of interest and other amounts referred to in the provisions of Taxes Act 1988 section 349(1) or section 349(2)(a) and (b) to DESC or Pendana without deduction or withholding unless required by law.

8.2 The Company shall not be required on making any payment to DESC or Pendana as referred to in Clause 8.1 to make a deduction of income tax pursuant to Taxes Act 1988 section 349 where the Company reasonably believes that the recipient company satisfies one of the conditions in Taxes Act 1988 section 349B.

8.3 DESC covenants to pay to the Company an amount equal to any liability of the Company to account for income tax under Taxes Act 1988 section 350 and Schedule 16 together with any penalties, charges and interest relating to any such liability in relation to any payment made by the Company referred to in Clause 8.1 where the recipient company is DESC.

8.4 Pendana covenants to pay to the Company an amount equal to any liability of the Company to account for income tax under Taxes Act 1988 section 350 and Schedule 16 together with any penalties, charges and interest relating to any such liability in relation to any payment made by the Company referred to in Clause 8.1 where the recipient company is Pendana.

8.5 All sums payable by DESC or Pendana under this Clause 8 shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Clause 9, the indemnifying party shall be obliged to pay to the Company such sum as will, after the deduction or withholding has been made, leave the Company with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

8.6 If the Company incurs a liability to tax which results from, or is calculated by reference, to any sum paid under this Clause 8, the amount so payable shall be increased by such amount as will ensure that, after payment of the liability to tax, the Company is left with a net sum equal to the sum it would have received had no such liability to tax arisen.

8.7 DESC or Pendana (as the case may be) shall pay any amount which is required to be paid by it under this Clause 8 on the date five Business Days following the date on which the Company notifies it of its liability to make such a payment.

8.8 Any sum not paid by DESC or Pendana (as the case may be) on the date specified in Clause 8.7 shall bear interest at the rate of two percent above the base rate (from time to time) of Barclays Bank plc from that date to the date of actual payment.

8.9 This Clause 8 shall cease to have effect in relation to any payment made by the Company referred to Clause 9 after the date on which the Joint Venture Agreement is terminated either in accordance with its terms or by agreement between the Parties.

9 Management Fee

9.1 Vincos Limited, who will provide management services to the Company on behalf of Pendana, will be entitled to a management fee equivalent to 20% of the net cash generated by the Company each year.

9.2 Each year, the Company, with approval of the shareholders, shall distribute its net cash generated 20% to Vincos Limited in settlement of the management fee and 80% to Dynamotive Limited in settlement of the existing intercompany debt.

10 Dividend and distribution policy

10.1 No profit shall be distributed by the Company to the Shareholders by way of dividend or other distribution until such time as the Company shall have profits available for distribution in accordance with Companies Act 1985 section 263.

10.2 Unless the Board resolves otherwise and to the extent permitted by law, profits of the Company available for distribution shall, subject to the provisions of Clause 10.1 and subject to the Company having, in the opinion of the Board, sufficient financial resources to meet its normal working capital requirements, be distributed by way of interim dividend to the Shareholders whose names appear on the register of members of the Company within 20 Business Days of each Quarter Day and, by way of final dividend within 20 Business Days following the adoption by the Company in general meeting of its audited accounts for the financial year in question.

11 Profit Sharing

11.1 DESC shall receive 20% of those Net Profits of Pendana which arise from financing of projects referred to Pendana by the Company under Clause 7 of this agreement payable on an annual basis on the approval of the accounts.

12 DESC Indemnity

12.1 DESC hereby undertakes to indemnify DEL against any amounts due and incurred by DEL prior to the date of this agreement, such amounts to include any payments required to be made by the Bank of Scotland under guarantees issued to them.

13 Accounts and financial information

13.1 The Company shall:-

13.1.1 keep proper accounting books and records relating to the Business and make such books and records available for inspection on request by each Shareholder;

13.1.2 furnish each Shareholder with monthly simple management accounts (in a format to be agreed by the Shareholders) within ten Business Days of the end of each month;

13.1.3 furnish each Shareholder with quarterly unaudited financial statements (consisting of a balance sheet and profit and loss account) and audited accounts for each financial year of the Company (such statements and accounts to be provided within four months of the end of the period to which they relate); and

13.1.4 furnish to each Shareholder such further information as either of them may from time to time reasonably require in relation to the business or the financial position of the Company or otherwise relating to its affairs.

13.2 Any person appointed an A Director or his alternate shall be entitled to pass to DESC which may come into his possession through his appointment and such person shall not be regarded to be in breach of any duty or obligation he owes to the Company as a result of so doing.

14 Transfer of Shares

14.1 Each Shareholder agrees with the other Shareholder not to sell, transfer, mortgage, charge or otherwise dispose of or agree to sell, transfer, mortgage, charge or otherwise dispose of in whole or in part any interest (and whether separately, together, in part or in whole) in any share in the capital of the Company save pursuant to the provisions of Clauses 14 and 16.

14.2 A Shareholder shall be entitled to transfer shares in the capital of the Company to a Group Company of that Shareholder, provided that:-

14.2.1 the transferee enters into a Deed of Adherence in the agreed form marked "E" agreeing to be bound by the terms of this Agreement (including this Clause) in all respects as if it had been a Party in the capacity of the transferor of such shares and agreeing furthermore to transfer such shares back to such transferor on ceasing to be a Group Company of such transferor; and

14.2.2 the transferor shall remain bound by the terms of this Agreement as if still a Shareholder and shall enter into a guarantee in such form as the other Shareholders may reasonably require guaranteeing the obligations of the transferee under this Agreement.

14.3 A new Shareholder who enters into a Deed of Adherence shall, subject to such Deed of Adherence being duly entered into, have all the rights and obligations as if he were named in this Agreement as a Shareholder.

14.4 The Parties shall execute all such consents as are required pursuant to the Articles to permit a transfer pursuant to the provisions of Clause 16.

15 Termination

15.1 This Agreement shall remain in full force and effect unless and until terminated in accordance with the provisions of this Clause 15.

15.2 Subject to the provisions of Clause 15.4, this Agreement shall terminate forthwith upon:-

15.2.1 one Shareholder acquiring all of the shares in the capital of the Company held by the other Shareholders (whether pursuant to Clause 15 or otherwise);

15.2.2 the making of an order or the passing of an effective resolution for the winding up of the Company; or

15.2.3 the execution of a written agreement between each of the Shareholders terminating this Agreement.

15.3 Either Shareholder may, by notice in writing to the other Shareholder, forthwith terminate this Agreement following:-

15.3.1 the making of an order or the passing of an effective resolution for the winding up of that other Shareholder; or

15.3.2 the appointment of a receiver, administrator or administrative receiver over all or any part of the undertaking, property or assets of that other Shareholder.

15.4 The termination of this Agreement (howsoever arising):-

15.4.1 shall be without prejudice to the rights of any Party accrued hereunder as at the date of termination or to any claim which any Party may have for damages against or otherwise arising from any antecedent breach of this Agreement by any other Party; and

15.4.2 shall not operate to affect such of the provisions hereof as in accordance with their terms are expressed to operate or have effect after termination of this Agreement.

16 Offer to buy Shares

16.1 In this Clause 16 the following words shall bear the following meanings:

Acceptance Period: the period during which the offer made under Clause 16.6 is open for acceptance;

Excluded Person:

(a) any Shareholder (or other person entitled to shares in the manner set out in Clause 16.12) who may be required by the Directors to give a Transfer Notice under Clause 16.12 (and so that such Shareholder or other person shall be an Excluded Person throughout such time as the Directors may require a Transfer Notice to be given, but not thereafter);

(b) any Shareholder or other person who has been required to give a Transfer Notice under that Article (whether or not that requirement has been complied with), but so that such Shareholder or other person shall cease to be an Excluded Person if, at the end of the last Acceptance Period, the Company has failed to find Shareholders wishing to purchase all the Sale Shares the subject of the Transfer Notice;

Shareholder: a holder of Shares;

the Prescribed Price: the price per Sale Share specified in the Transfer Notice or (if no price is specified) the price per Sale Share agreed or determined pursuant to Clause 16.5;

Proposing Transferor: a Shareholder proposing to transfer or dispose of Shares or any interest in Shares;

Purchaser: a Shareholder willing to purchase Shares comprised in a Transfer Notice;

the Sale Shares: all Shares comprised in a Transfer Notice;

Shares: Ordinary Shares;

Transfer Notice: a written notice served or deemed to be served by a Shareholder on the Company in accordance with Clause 16;

the Withdrawal Period: the period referred to in Clause 16.8.

16.2 Subject to the provisions of Clause 14, any shares may at any time be transferred:

16.2.1 by any Shareholder to a person who is to hold the shares as bare nominee for such Shareholder; or

16.2.2 by any Shareholder holding shares as nominee for any person or persons to the person or persons on whose behalf those shares are so held or to another person to hold as nominee for the same person or persons provided (in either case) that the transferor certifies to the Company, and the Directors are satisfied, that no beneficial interest in the shares passes by reason of the transfer or has passed prior to the transfer at any time since the transferring nominee became the registered holder of the shares; or

16.2.3 by any Shareholder pursuant to acceptance of any offer made to that Shareholder under the requirements of Clauses 16.18 and 16.19.

16.3 The right to transfer or dispose of Shares or any interest in them shall (save in respect of transfers made pursuant to this Clause 16) be subject to the following restrictions.

16.4 Before transferring, or disposing of, any Shares (or any interest in Shares) the Proposing Transferor shall serve a Transfer Notice on the Company specifying the number of Shares in question, and the Transfer Notice shall constitute the Company his agent for the sale of those Shares at the Prescribed Price to any Shareholder or Shareholders. Except as provided in this Clause, a Transfer Notice once given or deemed to be given shall not be revocable except with the consent of the Directors. No Transfer Notice may be given by an Excluded Person unless required by the Directors under Clause 16.12.

16.5.1 Forthwith following receipt of a Transfer Notice which does not specify a Prescribed Price, the Directors of the Company (other than the Proposing Transferor, if a Director, and other than any Director connected with the Proposing Transferor within the meaning of Income and Corporation Taxes Act 1988 section 839) shall seek to agree the Prescribed Price with the Proposing Transferor. In the event that the Prescribed Price is not agreed within 14 days of receipt of the Transfer Notice by the Company the Directors shall request the Auditors of the Company (acting as experts and not as arbitrators) to certify the Prescribed Price.

16.5.2 The Auditors shall within 14 days of such a request certify to the Company the Prescribed Price, being the value of each Sale Share calculated on the following basis:

16.5.2.1 by determining the sum which a willing purchaser would offer to a willing vendor for all of the issued Shares;

16.5.2.2 by dividing the resultant figure by the number of Shares in issue;

16.5.2.3 by making such adjustment (if any) as the Auditors consider necessary to allow for any rights which may be outstanding under which any person may call for the issue of further Shares; and

16.5.2.4 making no adjustment to reflect any premium or discount arising in relation to the size of the holding the subject of the Transfer Notice or in relation to any restrictions on the transferability of the Shares.

16.6 The Sale Shares shall, within 14 days following receipt of the Transfer Notice or (in a case falling within Clause 16.5.1) agreement or certification of the Prescribed Price be offered by the Company to each Shareholder (other than the Proposing Transferor and any Excluded Person) for purchase at the Prescribed Price. All offers shall be made by notice in writing and shall limit a time (being between thirty and forty two days inclusive) within which the offer must be accepted or, in default, will be deemed to have been declined. A copy of such offers shall at the same time be sent by the Company to the Proposing Transferor.

16.7 The Company shall offer the Sale Shares on the following basis:

16.7.1 If there is more than one Shareholder to whom an offer is to be made, the Shares on offer shall be offered to such Shareholders in proportion as nearly as may be to their existing holdings of Shares, and the Directors' decision as to the number of Shares which shall be "in proportion as nearly as may be to their existing holdings of Shares" shall be conclusive.

16.7.2 Any Shareholder to whom Sale Shares are offered may accept all or some only of the Sale Shares offered to him.

16.7.3 Each Shareholder to whom the offer is made (if more than one) shall be invited to indicate whether, if he accepts the number of Sale Shares offered to him pursuant to Clause 16.7.1 he wishes to purchase any Sale Shares offered to other Shareholders in the same offer which they decline to accept (such Sale Shares being referred to as "excess shares"), and if so the maximum number which he wishes to purchase.

16.7.4 If there are any excess shares they shall be allocated between the Shareholders who have indicated that they wish to purchase excess shares. If the number of excess shares available is insufficient the excess shares shall be allocated between the Shareholders seeking to purchase them as follows:

16.7.4.1 any Shareholder who has sought to purchase no more than his proportionate entitlement of excess shares (calculated by reference to the proportion of the total holdings of Shares of Shareholders seeking to purchase excess shares represented by that Shareholder's holding) shall be allocated all the excess shares he sought to purchase; and

16.7.4.2 any Shareholder or Shareholders who sought to purchase more than their proportionate entitlement shall have the number of excess shares applied for scaled down and (if more than one) in proportion to their respective holdings of Shares.

16.7.5 Subject to the provisions of this Clause, the Purchasers shall be bound to purchase the Sale Shares allocated to them under the provisions of this Clause 16.7 at the Prescribed Price.

16.8 Not later than 7 days following the expiration of the Acceptance Period the Company shall give written notice to the Proposing Transferor stating either:

16.8.1 if it is the case, that no Shareholder has sought to purchase any of the Sale Shares; or, otherwise

16.8.2 the number of Sale Shares which Shareholders have sought to purchase, giving the name and address of each Purchaser and the number of Sale Shares to be purchased by him;

and so that in the event that Purchasers have been found in the Acceptance Period for some only of the Sale Shares the Proposing Transferor may within 7 days of service on him of notice under this Clause 16.8 revoke his Transfer Notice by written notice to the Company.

16.9 In the event that the Proposing Transferor is given notice under Clause 16.8.2 (and subject to the Proposing Transferor not revoking his Transfer Notice in accordance with Clause 16.8, where possible) the Proposing Transferor shall be bound, on payment of the Prescribed Price, to transfer the Shares in question to the respective Purchasers. The sale and purchase shall be completed at the registered office of the Company during normal business hours on the first business day after the expiry of 14 days from the date of service of notice under Clause 16.8.

16.10 If a Proposing Transferor, having become bound to transfer any Sale Shares to a Purchaser, shall fail to do so, the Directors may authorise any person to execute on behalf of, and as agent or attorney for, the Proposing Transferor any necessary instruments of transfer and shall register the Purchaser as the holder of the Shares. The Company's receipt of the purchase money shall be a good discharge to the Purchaser, and the Company shall thereafter hold the same on trust for the Proposing Transferor. After the name of the Purchaser has been entered in the Register in purported exercise of these powers, the validity of the proceedings shall not be questioned by any person.

16.11 The Proposing Transferor may transfer Sale Shares to any person or persons in the following circumstances:

16.11.1 if the Company shall fail within the Acceptance Period to find a Purchaser or Purchasers for any of the Sale Shares, the Proposing Transferor may sell all or any of the Sale Shares;

16.11.2 if the Company shall within the Acceptance Period find a Purchaser or Purchasers for some (but not all) of the Sale Shares and shall serve notice accordingly under Clause 16.8, the Proposing Transferor may sell all or any of the Sale Shares for which no Purchaser has been found, but so that if the Proposing Transferor revokes his Transfer Notice under Clause 16.8 he may sell all (but not some only) of the Sale Shares.

Subject to the following restrictions:

16.11.3 Shares may not be sold after the expiry of three months after the date on which notice is given under Clause 16.8;

16.11.4 the Shares must be sold on a bona fide sale at a price not being less than the Prescribed Price; the Directors may require to be satisfied that the Shares are being transferred in pursuance of a bona fide sale for the consideration stated in the instrument of transfer without any deduction, rebate or allowance whatsoever to the purchaser.

16.11.5 No Shares may be transferred, or disposed of, pursuant to this Clause 16.11 by any person who is an Excluded Person unless the Directors resolve to approve such transfer or disposal.

16.12 A person entitled to a Share in consequence of the administration, receivership or liquidation of a Shareholder shall be bound at any time, if called upon in writing to do so by the Directors not later than the date falling 90 days after the Directors receive notice from the person concerned that he has become so entitled to give a Transfer Notice (without specifying a Prescribed Price) in respect of all the Shares then registered in the name of the Shareholder in question unless such person is, or shall within 90 days of becoming so entitled transfer such Shares to, a person to whom Shares may be transferred pursuant to Clause 16.2.3. Such a Transfer Notice shall not be capable of revocation under the provisions of Clause 16.8. Regulations 29 to 31 of Table A shall take effect accordingly.

16.13 For the purpose of ensuring that a transfer of Shares is duly authorised under these Clauses or that no circumstances have arisen by reason of which a Transfer Notice may be required to be given, the Directors may from time to time require any Shareholder or past Shareholder or the personal representatives or trustee in bankruptcy, administrator, receiver or liquidator of any Shareholder or any person named as transferee in any instrument of transfer lodged for registration to provide to the Company such information as the Directors reasonably think fit regarding any matter which they consider relevant. If such information is not provided to the reasonable satisfaction of the Directors within a reasonable time after request, the Directors shall be entitled to refuse to register the transfer in question or (where no transfer is in question) to require by notice in writing that a Transfer Notice be given in respect of the Shares concerned. If the information discloses (in the reasonable opinion of the Directors) that a Transfer Notice ought to have been given in respect of any Shares the Directors may by notice in writing require that a Transfer Notice be given in respect of the Shares concerned. Any Transfer Notice required to be given under this Clause 16.13 shall not specify a Prescribed Price and shall not be capable of revocation under the provisions of Clause 16.8.

16.14 In any case where the Directors may require a Transfer Notice to be given in respect of any Shares, if a Transfer Notice is not duly given within a period of 14 days of demand being made, a Transfer Notice shall, except and to the extent that a duly stamped instrument of transfer of any such Shares in favour of a person to whom they may be transferred pursuant to Clause 14 shall have been lodged prior to the expiration of that period, be deemed to have been given at the expiration of that period. Such a deemed Transfer Notice shall not be capable of revocation under Clause 16.8.

16.15 Any notice required to be given under this Clause by the Company to a Shareholder or by a Shareholder to the Company or otherwise shall be given or served either personally or by sending it by first class post to the registered office of the Company or to the registered address of the Shareholder (as the case may be) or, if he has no registered address within the United Kingdom and has supplied to the Company an address within the United Kingdom for the giving of notice to him, to the address so supplied. When a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the notice and to have been effected 48 hours after posting.

16.16 The restrictions imposed by this Clause may be waived in relation to any proposed transfer of Shares with the consent of all Shareholders who would otherwise have been entitled to have such Shares offered to them in accordance with Clause 16.7.

16.17 Notwithstanding the provisions of Clause 16 no sale or transfer for value of the legal or beneficial interest in any Ordinary Shares ("the relevant transaction") (other than one made pursuant to Clause 16) may be made or validly registered if as a result of such sale or transfer a Relevant Interest is obtained by a person (or persons acting in concert) where such person(s) did not have a Relevant Interest immediately prior to the relevant transaction, unless the Proposing Transferor shall have procured a written offer complying with the provisions of Clause 16.19 to have been made by the proposed transferee (or any person or persons acting in concert with it) to the holders of all the other issued Shares in the Company to acquire their entire holdings of Shares.

16.18 For the purpose of this Clause:

16.18.1 the expression "a Relevant Interest" shall mean an interest in Shares conferring the right to cast a majority of the votes at a general meeting on all, or substantially all, matters;

16.18.2 the expressions "transfer" and "transferee" shall include respectively the renunciation of a renounceable letter of allotment and the renouncee under any such letter of allotment; and

16.18.3 the expression "acting in concert" shall bear the meaning ascribed to it in The City Code on Takeovers and Mergers (as amended from time to time).

16.19 The offer referred to in Clause 16.17 above shall:

16.19.1 be open for acceptance in England for a period of at least 28 days following the making of the offer;

16.19.2 be on terms that the shareholders shall be entitled to receive for their holdings of shares a sum in cash equal to an amount for each Ordinary Share equal to the price per Ordinary Share paid or payable by the proposed purchaser in the relevant transaction or any related or previous transaction by the same purchaser or any person acting in concert with the proposed purchaser which price shall be deemed to include any consideration (in cash or otherwise) paid or payable by such purchaser or person acting in concert which, having regard to the substance

of the transaction as a whole, is reasonably regarded by the Directors as an addition to the price so paid or payable;

16.19.3 be on terms that the purchase of any Shares in respect of which such offer is accepted shall be completed at the same time as the relevant transaction.

17 Announcements

17.1 Subject to Clauses 17.2 and 17.3, neither of the Shareholders shall, and the Shareholders shall procure that their Group Companies shall not, issue any press release or publish any circular to shareholders or any other public document or make any statement or disclosure to any person who is not a Party (including any document, statement or disclosure published, issued or made to any supplier to or client of the Company), in each case relating to this Agreement or the matters contained in it, without obtaining the prior written approval of the other Shareholder to its contents and the manner and extent of its presentation and publication or disclosure (such approval not to be unreasonably withheld or delayed or made subject to unreasonable conditions).

17.2 The provisions of Clause 17.1 do not apply to any announcement relating to or connected with or arising out of this Agreement required to be made by a Shareholder:-

17.2.1 by any court or governmental or administrative authority competent to require the same; or

17.2.2 by any applicable law or regulation.

17.3 After Completion, DESC, Pendana and the Company shall be entitled to make an announcement in the Agreed Form marked "B" to their respective, or their respective Group Companies', suppliers, clients and employees in relation to the Business.

17.4 The provisions of this Clause 17 shall continue notwithstanding termination of this Agreement.

18 Confidentiality

18.1 Each of the Shareholders agrees that it will, and the Company agrees that it will, any time, save as provided in Clause 18.2:-

18.1.1 not communicate or divulge to any third party; and/or

18.1.2 not make use or permit the use of; and/or

18.1.3 use its best endeavours to prevent the publication, disclosure or unauthorised use of,

any commercial, organisational or other information of a confidential nature concerning (as the case may be) the Shareholders or the other Shareholder and their/its Group Companies or the Company or their respective customers or suppliers obtained as a result of such Party's participation in this Agreement.

18.2 Clause 18.1 shall not apply to information which:-

18.2.1 is proven to have been known to such Party prior to the date of this Agreement;

18.2.2 is proven to have become known to such Party during the term of this Agreement through the lawful act of a third party;

18.2.3 comes into the public domain otherwise than as a result of breach of this Clause or of law;

18.2.4 is required to be given, made or published by law or under the rules and regulations of the UK Listing Authority, the London Stock Exchange, any other recognised investment exchange (as defined in Financial Services Act 1986 section 207);

18.2.5 is made public or revealed with the prior written approval of the other Parties to its contents and the manner of its presentation and publication; or

18.2.6 is made available by a Party to a customer or potential customer of the Company on a confidential basis and such information relates to the product or service being supplied or to be supplied to the recipient of the information and is necessary or requisite for the proper supply of such product or service.

18.3 The Parties shall use their respective best endeavours to agree the form and manner of presentation and publication of information regarding the Company which shall be given to relevant customers and prospective customers.

18.4 The provisions of this Clause 16 shall continue notwithstanding termination of this Agreement.

19 Assignment

19.1 Subject to this Clause 19, this Agreement shall be binding upon and enure for the benefit of the successors and assignees of the Parties and, subject to any succession or assignment permitted by this Agreement and to the provisions of Clause 12 (Transfer of Shares), any such successor or assignee of the Parties shall in its own right be able to enforce any term of this Agreement.

19.2 A Party may not assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under it, nor purport to do any of the same, nor sub-contract any or all of its obligations under this Agreement without having obtained the prior written consent of the other Parties.

20 Fees

20.1 Each Party shall bear its own costs in association with the preparation, negotiation and completion of this Agreement.

21 Notices

21.1 Any notice given under this Agreement shall be in writing and shall be served by delivering it personally or sending it by pre-paid recorded delivery or registered post or fax to the address and for the attention of the relevant Party set out in

sub-Clause 21.2 (or as otherwise notified by that Party under this Agreement). Any such notice shall be deemed to have been received:-

21.1.1 if delivered personally, at the time of delivery;

21.1.2 in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

21.1.3 in the case of fax, at the time of transmission

PROVIDED that if deemed receipt (but for this proviso) would have occurred before 9 a.m. on a Business Day the notice shall be deemed to have been received at 9 a.m. on that day, and if deemed receipt (but for this proviso) would have occurred after 5 p.m. on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 a.m. on the next Business Day. For the purpose of this Clause, "**Business Day**" means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

21.2 The addresses and fax numbers of the parties for the purposes of sub-Clause 21.1 are:-

DESC
Address: Angus Corporate Centre, 230-1700 West 75th Avenue, Vancouver, BC, Canada V6P 6G2
For the attention of: Andrew Kingston
Fax number: +1 604 267 6005

Pendana
Address: Palm Grove House, PO Box 438, Road Town, Tortola, BVI
For the attention of: Ciara Guerney
Fax number:

with a copies to:

Investec Trust (Guernsey) Limited
P.O. Box 290, St Peter Port, Guernsey, GY1 3RP, Channel Islands
For the attention of: Ciara Guerney
Fax number: +44 1481 741267

DEL
Address: 35 Park Lane, London, W1K 1RB
For the attention of: Wayne Keast
Fax number: + 44 20 7409 2364

or such other address or fax number as may be notified in writing from time to time by the relevant Party to the other Parties for the purposes of this Clause.

21.3 In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant Party set out in sub-Clause 21.2 (or as otherwise notified by that Party under this Agreement) and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post letter, or that the notice was

transmitted by fax to the fax number of the relevant Party set out in sub-Clause 21.2 (or as otherwise notified by that Party under this Agreement).

21.4 For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by e-mail.

22 General

22.1 Unless expressly provided otherwise, obligations expressed in this Agreement to be assumed by, or covenants or undertakings expressed in this Agreement to be given by two or more persons shall in each case be construed as if expressed to be given severally (and not jointly and severally).

22.2 Where this Agreement provides that any matter is subject to the consent, approval or agreement of any Party then (save as expressly provided otherwise) it shall be in the absolute discretion of the Party concerned as to whether (and if so on what terms and conditions) the consent, approval or agreement is given.

22.3 This Agreement, the documents in the Agreed Form and the other documents referred to in this Agreement constitute the entire agreement between and understanding of the Parties with respect to the subject matter of this Agreement and supersede any prior written or oral agreements(s) or arrangement(s) between the Parties in relation thereto.

22.4 Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely, has not relied, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out or referred to in this Agreement or the documents referred to in it. The only remedy available to any Party in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement. Nothing in this sub-clause shall, however, operate to limit or exclude any liability for fraud.

22.5 Without imposing any additional financial obligations on the Parties, the Parties shall, and shall use their respective best endeavours to procure that any necessary third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as any of them may reasonably require by notice in writing to give effect to the terms of this Agreement and to give the other parties the full benefit of this Agreement.

22.6 The failure or delay of any of the Parties at any time or times to require performance of any provision of this Agreement shall not affect its right to enforce such provision at a later time and all express rights granted to any Party under this Agreement shall be in addition to any rights that such Party may have under the general law in respect of a breach of this Agreement.

22.7 No waiver by any of the Parties of any condition nor of the breach of any term, covenant, representation, warranty or undertaking contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or deemed to be or construed as the

waiver of breach of any other term, covenant, representation, warranty or undertaking in this Agreement.

22.8 Any liability to any Party under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by that Party in its absolute discretion as regards any other Party under such liability without in any way prejudicing or affecting either its rights against any other Party under the same or a like liability, whether joint and several or otherwise.

22.9 This Agreement, the documents in the Agreed Form or any of the documents referred to in this Agreement may be amended, modified, superseded or cancelled and any of its terms, covenants, representations, warranties, undertakings or conditions may be waived only by an instrument in writing signed by (or by some person duly authorised by) each of the Parties from time to time or, in the case of a waiver, by the Party waiving compliance.

22.10 Each of the provisions of this Agreement is severable and distinct from the others and if at any time any one or more of such provisions is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be in any way affected or impaired thereby.

22.11 This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.

22.12 In the event of any conflict between the provisions of this Agreement and the provisions of the Articles the provisions of this Agreement shall (as between the Parties) prevail.

22.13 Nothing in this Agreement is intended to or shall operate to create a partnership of any kind between the Parties or any of them, or to authorise any party to act as agent for any other, no Party shall have authority to act in the name or on behalf of or otherwise to bind any other in any way (including the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power) and nothing contained in this Agreement shall be deemed to constitute a partnership between the Parties or any of them..

22.14 This Agreement may be executed in any number of counterparts each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

23 Governing law and jurisdiction

23.1 This Agreement shall be governed by and construed in accordance with the laws of England.

23.2 The Parties submit to the exclusive jurisdiction of the courts of England as regards any claim, dispute or matter arising out of or relating to this Agreement or any of the documents to be executed pursuant to this Agreement.

23.3 Each Party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in

accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

The Parties have executed this Agreement on the date set out at its head.

SCHEDULE 1

Details of the Company immediately following Completion

DYNAMOTIVE EUROPE LIMITED (registered in England and Wales under number 03244426) whose registered office is at c/o Wolfson Associates Third Floor, 314 Regents Park Road Finchley, London N3 2LT ("the Company")

1	Registered number:	03244426
2	Date of Incorporation:	30 August 1996
3	Place of incorporation:	England and Wales
4	Legislation under which incorporated:	Companies Act 1985
5	Registered office address:	c/o Wolfson Associates Third Floor 314 Regents Park Road Finchley London N3 2LT
6	Director:	Robert Andrew Kingston Richard C H Lin
7	Secretary:	R. Andrew Kingston
8	Authorised share capital:	
	Amount: Number and class of shares:	£1000 1000 Shares of £1
9	Authorised and issued share capital:	
	Amount: Number and class of shares:	£ 5 5 Shares of £1
10	Issued loan capital:	None.
11	Charges:	None
12	Accounting Reference Date:	31 December

SCHEDULE 2

Restrictions in relation to the Company and any subsidiaries

Part 1

The following are the matters referred to in Clause 6.1

1 The alteration of its memorandum or articles of association.

2 The entry into of any corporate reconstruction, merger or amalgamation.

3 The passing of any resolution for winding up or the entry into of any dissolution, receivership or administration procedure or any analogous procedure.

4 The increase, alteration, reduction, consolidation, sub-division or other variation of its authorised or issued share capital or the alteration or variation of any of the rights attached to any of the shares for the time being in the capital of the company concerned.

5 The purchase or redemption of any of the shares for the time being in the capital of the company concerned.

6 The creation or allotment of any shares or any right or instrument convertible into shares in the capital of the company concerned.

7 The grant of, or agreement to grant, any option or right to subscribe for shares in the capital of the company concerned or the establishment of any share option scheme or employee share scheme.

8 The issue of any debentures or other securities.

9 The appointment of new auditors (provided that this restriction shall not apply to the reappointment of the existing auditors).

10 The making of any change in accounting reference period or accounting reference date.

11 The making of any alteration to the name of the company concerned.

Part 2

The following are the matters referred to in Clause 6.2.

24 The incurring of any borrowings or the obtaining of other finance exceeding £50,000 in aggregate.

25 The creation of, or causing or permitting to be created or to exist, any mortgage, charge, lien (other than liens arising in the ordinary course of business) or other encumbrance whatsoever over the whole or any part of the undertaking, property or assets of the company concerned.

26 The sale, transfer, lease, licence or disposal in any way of the whole or a substantial part of the business, undertaking or assets of the company (including any intellectual property rights) whether by a single transaction or a series of transactions.

27 The acquisition of, or the making of an investment in, the whole or any part of the assets or undertaking of any other body corporate or business.

28 The occupation, acquisition or disposal of any freehold or leasehold property.

29 The subscription for, or other acquisition of (or sale, transfer or disposal of) any interest in the share capital of any other body corporate (including the formation of any subsidiary).

30 Making or permitting any substantial alteration (including cessation) to the general nature of the business carried on or proposed to be carried on by the company concerned at the date of this Agreement.

31 The extension, development or evolution of the Business other than through the company concerned.

32 The entry into of any joint venture or partnership agreement or arrangement with any other person.

33 The entry of any transaction of any nature whatsoever otherwise than in the ordinary and normal course of business and by way of bargain at arm's length.

34 The making of any loan or entry into of any guarantee or indemnity or the standing of surety for the obligations of any third party or the entry into of any agreement for the same.

35 The entry into of any contract of a long-term onerous or unusual nature or the assumption of any material liability otherwise than in the ordinary course of business.

36 The making of a material change in the nature or scope of the insurance cover of the Company or any of its subsidiaries from time to time.

37 The initiation of any litigation or arbitration, other than in the ordinary course of business or in the circumstances covered by Clause 6.3, or the settlement of any such litigation or arbitration.

38 The appointment as its bankers any bank other than the banks currently used by the Company to conduct its business.

39 The entry into of any contract of employment or consultancy agreement with (or the making of any change to the terms of employment or engagement or to the emoluments of or the termination of the employment of) any employee or director whose emoluments are (or are proposed to be) in excess of £35,000 per annum. For this purpose "**emoluments**" shall mean sums paid by way of fees, salary, bonus, commission, pension contributions, benefits in kind and all items of value received by any person or his spouse or to another on his behalf or for his benefit.

40 The entry into of any contract of employment or consultancy agreement which cannot be terminated by the company concerned by three months' notice or less without giving rise to any claim (other than a statutory claim) for damages or compensation against the company concerned.

41 The entry into of any agreement or arrangement under which the emoluments (as defined in paragraph 16 above) received by any person in his capacity as a director or employee would exceed an amount which it is reasonable to pay to any person performing the duties and having the responsibilities of any such person.

42 The establishment of any pension or life assurance scheme or any profit sharing scheme or similar scheme for the benefit of employees or any section of employees or the making of any material variation to any such scheme.

43 In any financial year:-

43.1 the entry into of any commitment to incur or the incurral of any capital expenditure not provided for in the annual budget approved by the Board (including under finance leases) if the estimated amount of such expenditure is for an individual item in excess of £10,000 or if the estimated amount or aggregate value of capital commitments already incurred or contracted for in that financial year exceeds the budgeted annual amount for that year by more than five per cent. in aggregate; or

43.2 the sale, transfer lease, license or other disposal of any fixed asset or fixed assets not provided for in the annual budget approved by the Board if such sale, transfer, lease, licence or disposal is of an individual item with a net book value in excess of £10,000 or if the aggregate net book value of such sales, transfers, leases, licences or disposals made or contracted for in that financial year exceeds the budgeted annual amount by more than five per cent. in aggregate.

44 The constitution/appointment of any committee of the board of the company concerned.

45 The entry into of any transaction, arrangement or agreement which is with a Shareholder (or a person controlled by or connected with any Shareholder) and the making of any alteration to or the failure to enforce the terms of any agreement between the company concerned and any Shareholder (or any person controlled by or connected with any Shareholder).

46 Make any change in the accounting policies of the Company or any of its subsidiaries from time to time (unless such change is required by law or by a new statement of standard accounting practice or financial reporting standard which is applicable to the relevant company and does not offer any discretion in its application.

SCHEDULE 3

Permitted Projects for Business Plan

Projects Under Development

- Ukranian project with Rika Limited
- Latvian project with Rika Limited
- Bulgarian project for creation of 200 tpd factory near Varna
- Finland project with Jyvaskylan Energia Oy and Enprima Limited
- Germany project with MMC Energy and Indepower
- Germany project with Future Energy GmbH
- Switzerland projects (Geneva and Fribourg)

together with such other projects as may be agreed between the Parties from time to time.

SIGNED by)
for and on behalf of)
DYNAMOTIVE ENERGY)
SYSTEMS CORPORATION)

SIGNED by)
for and on behalf of)
PENDANA LIMITED

Director/~~Authorised Signatory~~
Finistere Directors Limited
Corporate Director

Director/~~Authorised Signatory~~
GFT Directors Limited
Corporate Director

SIGNED by)
for and on behalf of)
DYNAMOTIVE EUROPE LIMITED)